EXHIBIT 1


                                  RELEVANT FACT


GERDAU S.A. (Bovespa: GGBR, NYSE: GGB and Latibex: XGGB) informs that its subsidiary in North America, Gerdau AmeriSteel Corporation (TSX:GNA.TO), has announced the commencement of exchange offer for senior notes as per the press release divulged today and reproduced below.

              "GERDAU AMERISTEEL CORPORATION ANNOUNCES COMMENCEMENT
                       OF EXCHANGE OFFER FOR SENIOR NOTES

TORONTO, ON, DECEMBER 19, 2003 -- Gerdau Ameristeel Corporation (TSX: GNA.TO) announced today the commencement of an exchange offer to exchange up to US$405,000,000 aggregate principal amount of registered 10 ?% Senior Notes due 2011 (the "Exchange Notes") of Gerdau Ameristeel Corporation ("Gerdau Ameristeel") and GUSAP Partners (together with Gerdau Ameristeel, the "Issuers") for the Issuers' outstanding Notes (the "Existing Notes") which were offered in a private placement in June 2003. The Issuers received receipts for the prospectus relating to the exchange offer from the Ontario Securities Commission dated December 18,2003 and the U.S. registration statement became effective today.

The exchange offer is as contemplated in the Registration Rights Agreement dated June 27, 2003, pursuant to which the Issuers agreed to register substantially identical Notes, including unconditional guarantees on the Notes from certain of Gerdau Ameristeel's subsidiaries, and offer to exchange the registered Exchange Notes for the Existing Notes.

The Exchange Notes (including the subsidiary guarantees) will have substantially the same form and terms as the outstanding Existing Notes, except that the Exchange Notes will be issued under a prospectus in Ontario and the Exchange Notes and subsidiary guarantees have been registered under the U.S. Securities Act of 1933, as amended, and will not be subject to restrictions on transfer. The Exchange Notes will bear a different CUSIP number from the Existing Notes. Any Existing Note not exchanged will continue to have restrictions on transfer.

The Issuers will accept for exchange any and all Existing Notes that are validly tendered and not withdrawn on or before 5:00 p.m., New York City time, January 23, 2004, unless extended. Copies of the prospectus and transmittal materials governing the exchange are in the process of being mailed to noteholders. Additional copies can be obtained from the Exchange Agent, SouthTrust Bank, by calling Woodie Alston at (205) 254-4131 or Candace Miller at (205) 254-5486."

The complete Press Release disclosed by Gerdau AmeriSteel Corporation is available in the Company's website at www.gerdauameristeel.com


                        Rio de Janeiro, December 19, 2003


                             OSVALDO BURGOS SCHIRMER
                            Executive Vice President
                           Investor Relations Director